Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND YEAR-END 2011 RESULTS

●	Annual cash flow from operations of $225.4 million, up 40% from 2010
●	Annual premium revenues of $4.6 billion, up 15% over 2010
●	Full year and quarterly earnings (loss) per diluted share of $0.45 and $(0.72), respectively, including non-cash Missouri health plan impairment charge of $1.34 per diluted share
●	Full year and quarterly earnings per diluted share of $1.79 and $0.62, respectively, not including Missouri impairment charge

Long Beach, California (February 23, 2012) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the fourth quarter and year ended December 31, 2011.

Net loss for the quarter was $33.0 million, or $0.72 per diluted share, compared with net income of $17.6 million, or $0.39 per diluted share, for the quarter ended December 31, 2010.  Net income for the year ended December 31, 2011, was $20.8 million, or $0.45 per diluted share, compared with net income of $55.0 million, or $1.32 per diluted share, for the year ended December 31, 2010.  Earnings per diluted share for the quarter and year ended December 31, 2011, were affected by significant items as follows:

●
The Company recorded an impairment charge of $64.6 million in the fourth quarter of 2011 related to its Missouri health plan.  On February 17, 2012, the Division of Purchasing of the Missouri Office of Administration notified the Missouri health plan that it had not been awarded a contract under the Missouri HealthNet Managed Care Request for Proposal.  As a result, the Missouri health plan’s existing contract with the state will expire without renewal on June 30, 2012.  The impairment charge reflects the write off of goodwill and intangible assets recorded at the time of the Company’s acquisition of the Missouri health plan in 2007.  Most of the impairment charge is not tax deductible, resulting in a disproportionate impact to diluted earnings per share.

●
In the fourth quarter of 2011, operating income increased $15.9 million (approximately $0.21 per diluted share) due to a contract amendment entered into by the Company’s New Mexico health plan that more closely aligned the calculation of revenue with the methodology adopted under the Affordable Care Act.  The contract amendment changed the calculation of the amount of revenue that may be recognized relative to medical costs by the Company’s New Mexico heath plan.  Approximately $5.4 million ($0.07 per diluted share) of the increase in 2011 operating income related to the periods prior to 2011.

●
In the fourth quarter of 2011, operating income decreased $7.5 million (approximately $0.10 per diluted share) due to the settlement of an acquisition-related arbitration matter at the Florida health plan and certain provider termination costs.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

The following table captures the impact of these developments to diluted earnings per share:

	Impact To:
	(Loss) Income Before Income Taxes	(Loss) Earnings Per Diluted Share	(Loss) Income Before Income Taxes	(Loss) Earnings Per Diluted Share
	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	(In thousands, except diluted (loss) income per share)
Impairment of goodwill and intangible assets	$(64,575)	$(1.34)	$(64,575)	$(1.34)
New Mexico health plan revenue adjustment	15,856	0.21	5,396	0.07
Arbitration and provider termination costs	(7,463)	(0.10)	(7,463)	(0.10)
Total	$(56,182)	$(1.23)	$(66,642)	$(1.37)

“Our strong results for the fourth quarter and all of 2011 give us much cause for optimism,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “Our cash flow from operations of $225 million in 2011 was a record for our company.  Were it not for the loss of our Missouri contract, which represented only 5% of our 2011 revenue, net income for both the fourth quarter and all of 2011 would also have been records for our company.  In 2011, we laid the foundations for future growth, achieving certification of our Medicaid management information system in Maine, winning large contract awards in Texas, serving more of the Aged, Blind or Disabled, or ABD, in California, and preparing for the dual-eligible opportunity in many of our states.”

Earnings Per Share Guidance

The Company has revised its guidance for fiscal year 2012 earnings to $1.75 per diluted share.  Additional details regarding the Company’s guidance is provided later in this release.

Overview of Financial Results

Fourth Quarter 2011 Compared with Third Quarter 2011

Pretax results in the fourth quarter of 2011 decreased by approximately $49.1 million compared with the third quarter of 2011:

●	Missouri impairment charge of $64.6 million discussed above.
●
Premium revenue increased approximately 10%.  Absent the $16.5 million increase in revenue ($15.9 million net of premium tax) due to the contract amendment in New Mexico, premium revenue increased approximately 8.8%, primarily due to the addition of pharmacy benefits to the Company’s premium revenue in Ohio effective October 1, 2011.

●
Consolidated medical costs as a percentage of premium revenue decreased to 82.7% in the fourth quarter from 84.3% in the third quarter of 2011.  Absent the adjustment of New Mexico premium revenue, the medical care ratio was 83.8% in the fourth quarter of 2011.  Pharmacy costs increased sharply between the third and fourth quarters due to the addition of pharmacy benefits in Ohio effective October 1, 2011.

●	Hospital utilization decreased approximately 2% between the third and fourth quarters of 2011.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

●	Operating income increased approximately $6.3 million at the Company’s Molina Medicaid Solutions segment between the third and fourth quarters of 2011.
●
Administrative costs increased approximately $25.4 million between the third and fourth quarters of 2011 due to the costs of the Florida arbitration settlement, higher variable compensation and employee health care costs, and investment in administrative infrastructure in anticipation of opportunities in Texas and among the dual-eligible population.

Fourth Quarter 2011 Compared with Fourth Quarter 2010

Excluding the impairment charge, fourth quarter 2011 results were marked by improved performance of the Company’s Health Plans segment due to a 20.3% increase in premium revenue and improved profitability of the Company’s Molina Medicaid Solutions segment compared with the fourth quarter of 2010.  Membership on a member-month basis grew by 4.9%.

Health Plans Segment

Premium Revenue

In the three months ended December 31, 2011, compared with the three months ended December 31, 2010, premium revenue grew 20.3% due to a membership increase of approximately 4.9% (on a member-month basis) and PMPM revenue increase of approximately 14.7%.  Absent the adjustment to New Mexico premium revenue and the addition of the pharmacy benefit in Ohio, premium revenue PMPM increased approximately 6.7%, from $216 in the fourth quarter of 2010 to $230 in the fourth quarter of 2011.  Increased enrollment among ABD and Medicare populations contributed to the higher premium revenue PMPM.  Medicare premium revenue was $105.9 million for the three months ended December 31, 2011, compared with $76.5 million for the three months ended December 31, 2010.

Medical Care Costs

The ratio of medical care costs to premium revenue (the medical care ratio, or MCR) was essentially flat at 82.7% in the three months ended December 31, 2011 and 2010.  Absent the adjustment to New Mexico premium revenue, the medical care ratio was 83.8% in the fourth quarter of 2011.  The Company attributes the increase in the medical care ratio between the fourth quarter of 2010 and the fourth quarter of 2011 (absent the New Mexico premium adjustment) to premium rates that have not kept pace with medical costs as a result of state budget constraints.  Total medical care costs increased approximately 15% PMPM.

●	Capitation costs decreased approximately 11% PMPM, primarily due to the transition of members in Michigan and Washington into fee-for-service networks.
●	Fee-for-service costs increased approximately 14% PMPM, partially due to the transition of members from capitated provider networks into fee-for-service networks.
●	Fee-for-service and capitation costs combined increased approximately 9% PMPM. Excluding the Texas health plan, fee-for-service and capitation costs combined increased approximately 5% PMPM.
●
Pharmacy costs increased approximately 10% PMPM, excluding the addition of pharmacy benefits in Ohio effective October 1, 2011.  Approximately two-thirds of the increase in pharmacy costs was attributable to higher unit costs, with the remainder due to increased utilization.

●	Hospital utilization decreased 3% between the fourth quarters of 2011 and 2010.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

The medical care ratio of the California health plan increased to 85.5% in the three months ended December 31, 2011, from 81.9% in the three months ended December 31, 2010.  Decreases in the PMPM premium earned for the Temporary Aid to Needy Families, or TANF, population, coupled with higher pharmacy and fee-for-service costs, were the cause of the higher medical care ratio in 2011 compared with 2010.  In the fourth quarter of 2011, the California health plan added approximately 7,800 ABD members with average premium revenue of approximately $385 PMPM.

The medical care ratio of the Florida health plan decreased to 85.2% in the three months ended December 31, 2011, from 100.2% in the three months ended December 31, 2010, primarily due to initiatives implemented to reduce pharmacy and behavioral health costs and a premium rate increase of approximately 7.5% effective September 1, 2011.

The medical care ratio of the Michigan health plan increased to 83.0% in the three months ended December 31, 2011, from 81.9% in the three months ended December 31, 2010, primarily due to increased pharmacy costs and higher physician capitation and outpatient costs combined.

The medical care ratio of the Missouri health plan decreased to 80.0% in the three months ended December 31, 2011, from 82.5% in the three months ended December 31, 2010.

The medical care ratio of the New Mexico health plan decreased to 72.0% in the three months ended December 31, 2011, from 82.1% in the three months ended December 31, 2010.  During the fourth quarter of 2011, the plan entered into a contract amendment with the state of New Mexico that more closely aligned the calculation of revenue with the methodology adopted under the Affordable Care Act.  The contract amendment changed the calculation of the amount of revenue that may be recognized relative to medical costs.  Premium revenue increased $16.5 million due to this amendment, of which $5.6 million related to periods prior to January 1, 2011.  The increase in revenue was partially offset by $0.6 million of premium tax expense associated with the adjustment.

The medical care ratio of the Ohio health plan increased to 79.2% in the three months ended December 31, 2011, from 74.5% in the three months ended December 31, 2010.  In connection with the addition of the pharmacy benefit in Ohio effective October 1, 2011, a transition of care period was in effect for the first 90 days after the addition, which inhibited the Company’s ability to manage the cost of the benefit.

The medical care ratio of the Texas health plan increased to 93.4% in the three months ended December 31, 2011, from 83.2% in the three months ended December 31, 2010.  The higher medical care ratio in Texas in the fourth quarter of 2011 was primarily the result of the Company’s ABD population in the Dallas-Fort Worth region (added effective February 1, 2011), where medical costs were well in excess of premium revenue.  Excluding the ABD population in the Dallas-Fort Worth region, the medical care ratio of the Texas health plan was 87.7% for the fourth quarter of 2011.

The medical care ratio of the Utah health plan decreased to 78.9% in the three months ended December 31, 2011, from 83.2% in the three months ended December 31, 2010, primarily due to a reduction in inpatient utilization.

The medical care ratio of the Washington health plan decreased to 81.5% in the three months ended December 31, 2011, from 83.2% in the three months ended December 31, 2010.  Lower capitation costs were partially offset by higher fee-for-service and pharmacy costs.

The medical care ratio of the Wisconsin health plan increased to 93.5% in the three months ended December 31, 2011, from 90.3% in the three months ended December 31, 2010.  The primary driver was an 11% premium rate decrease effective January 1, 2011.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

Molina Medicaid Solutions Segment

The Company acquired Molina Medicaid Solutions on May 1, 2010.  Performance of the Molina Medicaid Solutions segment was as follows:

	Three Months Ended December 31,
	2011	2010
	(In thousands)
Service revenue before amortization	$50,702	$40,554
Amortization recorded as reduction of service revenue	(1,545)	(4,070)
Service revenue	49,157	36,484
Cost of service revenue	38,967	36,788
General and administrative costs	2,849	1,974
Amortization of customer relationship intangibles recorded as amortization	1,281	1,275
Operating income (loss)	$6,060	$(3,553)

The Company is currently deferring recognition of all revenue as well as all direct costs (to the extent that such costs are estimated to be recoverable) in Idaho until the Medicaid Management Information System, or MMIS, in that state receives certification from the Centers for Medicare and Medicaid Services, or CMS.  Cost of service revenue for the fourth quarter of 2011 includes $2.0 million of direct costs associated with the Idaho contract that would otherwise have been recorded as deferred contract costs.  In assessing the recoverability of the deferred contract costs associated with the Idaho contract at December 31, 2011, the Company determined that these costs should be expensed as a period cost.  In December 2011, the Company’s MMIS in Maine received full certification from CMS.

Consolidated Expenses

General and Administrative Expenses

General and administrative, or G&A, expenses, were $125.0 million, or 9.6% of total revenue, for the three months ended December 31, 2011, compared with $100.4 million, or 9.3% of total revenue, for the three months ended December 31, 2010.  The Company incurred additional expenses in the fourth quarter of 2011 due to the settlement of an acquisition-related arbitration matter at the Florida health plan, higher variable compensation and employee health care costs, and investment in administrative infrastructure in anticipation of opportunities in Texas and among the dual-eligible population.

Premium Tax Expenses

Premium tax expense increased slightly to 3.5% of premium revenue in the three months ended December 31, 2011, from 3.4% in the three months ended December 31, 2010.

Interest Expense

Interest expense increased to $3.9 million for the three months ended December 31, 2011, from $3.5 million for the three months ended December 31, 2010, primarily due to $48.6 million borrowed under a term loan to acquire the Molina Center in early December 2011.  Interest expense includes non-cash interest expense relating to the Company’s convertible senior notes, which amounted to $1.4 million and $1.3 million for the three months ended December 31, 2011 and 2010, respectively.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

Income Taxes

Income tax expense is recorded at an effective rate of (65.2)% for the three months ended December 31, 2011, compared with 41.2% for the three months ended December 31, 2010.  The rate change in 2011 is primarily due to the non-deductible nature of the majority of the Missouri health plan impairment charge.

Year Ended December 31, 2011, Compared with Year Ended December 31, 2010

Excluding the Missouri health plan impairment charge, improved performance of both the Health Plans segment and the Molina Medicaid Solution segment led to improved performance for the year ended December 31, 2011, compared with the year ended December 31, 2010.  Health plan membership on a member-month basis grew by 8.4%.

Health Plans Segment

Premium Revenue

In the year ended December 31, 2011, compared with the year ended December 31, 2010, premium revenue increased 15.4% due to a membership increase of approximately 8.4% (on a member-month basis) and a PMPM revenue increase of approximately 6.4%.  Absent the adjustment to New Mexico premium revenue and the addition of the pharmacy benefit in Ohio, premium revenue PMPM increased approximately 4.4%, from $218 in 2010 to $227 in 2011.  Increased enrollment among the ABD and Medicare populations contributed to the higher premium revenue PMPM.  Medicare premium revenue was $388.2 million for the year ended December 31, 2011, compared with $265.2 million for the year ended December 31, 2010.

Medical Care Costs

The medical care ratio decreased to 83.9% for the year ended December 31, 2011, compared with 84.5% for the year ended December 31, 2010.  Absent that portion of the adjustment to New Mexico premium revenue that related to 2010, the medical care ratio was 84.0% for the year ended December 31, 2011.  Total medical care costs increased less than 6% PMPM.

●
Pharmacy costs increased approximately 7% PMPM, excluding the addition of pharmacy benefits in Ohio effective October 1, 2011.  Approximately two-thirds of the increase in pharmacy costs was attributable to higher unit costs, with the remainder due to increased utilization.

●	Capitation costs decreased approximately 14% PMPM, primarily due to the transition of members in Michigan and Washington into fee-for-service networks.
●	Fee-for-service costs increased approximately 8% PMPM, partially due to the transition of members from capitated provider networks into fee-for-service networks.
●	Fee-for-service and capitation costs combined increased approximately 4% PMPM. Excluding the Texas health plan, fee-for-service and capitation costs combined increased approximately 2% PMPM.
●	Hospital utilization decreased approximately 5%.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

Molina Medicaid Solutions Segment

The Company acquired Molina Medicaid Solutions on May 1, 2010; therefore, the year ended December 31, 2010, includes only eight months of operating results for this segment.  Performance of the Molina Medicaid Solutions segment was as follows:

	Twelve Months Ended Dec. 31, 2011	Eight Months Ended Dec. 31, 2010
	(In thousands)
Service revenue before amortization	$167,269	$98,125
Amortization recorded as reduction of service revenue	(6,822)	(8,316)
Service revenue	160,447	89,809
Cost of service revenue	143,987	78,647
General and administrative costs	9,270	5,135
Amortization of customer relationship intangibles recorded as amortization	5,127	3,418
Operating income	$2,063	$2,609

Cost of service revenue for the year ended December 31, 2011, includes $11.5 million of direct costs associated with the Idaho contract that would otherwise have been recorded as deferred contract costs, for the same reasons discussed above, in “Fourth Quarter 2011 Compared with Fourth Quarter 2010.”

Consolidated Expenses and Other

General and Administrative Expenses

General and administrative expenses were $415.9 million, or 8.7% of total revenue, for the year ended December 31, 2011, compared with $346.0 million, or 8.5% of total revenue, for the year ended December 31, 2010.

Premium Tax Expense

Premium tax expense decreased to 3.4% of premium revenue, for the year ended December 31, 2011, from 3.5% for the year ended December 31, 2010.

Interest Expense

Interest expense was $15.5 million for the years ended December 31, 2011 and 2010.  Interest expense includes non-cash interest expense relating to our convertible senior notes, which amounted to $5.5 million and $5.1 million for the years ended December 31, 2011 and 2010, respectively.

Income Taxes

Income tax expense is recorded at an effective rate of 67.8% for the year ended December 31, 2011, compared with 38.6% for the year ended December 31, 2010.  The effective rate for the year ended December 31, 2011 reflects the non-deductible nature of the majority of the Missouri impairment charge, discrete tax benefits of $1.7 million recognized for statute closures, prior year tax return to provision reconciliations, and certain non-recurring income that is not subject to income tax.  Excluding the impact from the Missouri impairment charge and discrete tax benefits, the effective tax rate for the year ended December 31, 2011 was 37.9%.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

Cash Flow

Cash provided by operating activities for the year ended December 31, 2011 was $225.4 million compared with $161.4 million for the year ended December 31, 2010, an increase of $64.0 million.  This increase was primarily due to the change in deferred revenue.  In 2011, deferred revenue was a use of cash amounting to $8.2 million, compared with $41.9 million in 2010.

At December 31, 2011, the Company had cash and investments of $893.0 million, and the parent company had cash and investments of $23.6 million.

Molina Center

On December 7, 2011, the Company acquired the Molina Center, a 460,000 square foot office building in Long Beach, California.  The purchase price was $81.0 million, of which $32.4 million was paid in cash and $48.6 million was borrowed under a term loan.  The Company acquired the Molina Center primarily to facilitate space needs for the projected future growth of the Company.

Reconciliation of Non-GAAP(1) to GAAP Financial Measures

EBITDA(2)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands)
Net (loss) income	$(32,960)	$17,628	$20,818	$54,970
Add back:
Depreciation and amortization reported in the consolidated statements of cash flows
	21,969	20,280	74,383	60,765
Interest expense	3,853	3,453	15,519	15,509
Provision for income taxes	13,004	12,351	43,836	34,522
EBITDA	$5,866	$53,712	$154,556	$165,766

(1)	GAAP stands for U.S. generally accepted accounting principles.
(2)
EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating our financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating our performance and the performance of other companies in our industry.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

Revised Guidance 2012 Details

The Company is revising its guidance for fiscal year 2012 as follows (all amounts are approximate):

Premium revenue	$5.8 billion
Service revenue	$185 million
Investment income	$6 million
Total revenue	$6.0 billion
Medical care costs	$5.0 billion
Medical care ratio	86%
Service costs	$158 million
Service revenue ratio	85%
General and administrative, or G&A, expense	$464 million
G&A ratio	7.8%
Premium tax expense	$169 million
Depreciation	$35 million
Amortization	$15 million
Interest expense	$17 million
Income before tax	$133 million
Net income	$83 million
Diluted earnings per share	$1.75
Weighted average diluted shares outstanding	47.3 million
EBITDA	$213 million
Effective tax rate	38%

Conference Call

The Company’s management will host a conference call and webcast to discuss its fourth quarter and year-end results at 5:00 p.m. Eastern time on Thursday, February 23, 2012.  The number to call for the interactive teleconference is (212) 231-2918.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, February 23, 2012, through 6:00 p.m. on Friday, February 24, 2012, by dialing (800) 633-8284 and entering confirmation number 21574629.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.7 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

MORE

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, anticipated future events, and projected earnings per diluted share and other projected financial results for fiscal year 2012.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

●
significant budget pressures on state governments which cause them to lower rates unexpectedly or to rescind expected rate increases, or their failure to maintain existing benefit packages or membership eligibility thresholds or criteria;

●
uncertainties regarding the impact of the Patient Protection and Affordable Care Act, including its possible repeal, judicial overturning of the individual insurance mandate or Medicaid expansion, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures;

●	management of our medical costs, including costs associated with unexpectedly severe or widespread illnesses such as influenza, and rates of utilization that are consistent with our expectations;
●
the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs), including without limitation upcoming RFPs in Ohio and New Mexico;

●	the accurate estimation of incurred but not reported medical costs across our health plans;
●	risks associated with the continued growth in new Medicaid and Medicare enrollees, and in the expansion of dual eligible members into managed care;
●	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments;
●	the continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
●	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions in Maine and Idaho;
●	government audits and reviews;
●	changes with respect to our provider contracts and the loss of providers;
●
the establishment, interpretation, and implementation of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, administrative cost and profit ceilings, and profit sharing arrangements;

●	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
●	the successful integration of our acquisitions;
●	approval by state regulators of dividends and distributions by our health plan subsidiaries;
●	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
●	high dollar claims related to catastrophic illness;
●	the favorable resolution of litigation, arbitration, or administrative proceedings, and the costs associated therewith;
●	restrictions and covenants in our credit facility;
●	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs, and the costs and fees associated therewith;
●	a state’s failure to renew its federal Medicaid waiver;
●	an inadvertent unauthorized disclosure of protected health information by us or our business associates;
●	changes generally affecting the managed care or Medicaid management information systems industries;
●	increases in government surcharges, taxes, and assessments;
●	changes in general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward‐looking statements in this release represent our judgment as of February 23, 2012, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except net (loss) income per share)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
Premium revenue	$1,254,969	$1,042,889	$4,603,407	$3,989,909
Service revenue	49,157	36,484	160,447	89,809
Investment income	1,735	1,379	5,539	6,259
Rental income	547	—	547	—
Total revenue	1,306,408	1,080,752	4,769,940	4,085,977
Operating Costs and Expenses:
Medical care costs	1,037,945	862,491	3,859,994	3,370,857
Cost of service revenue	38,967	36,788	143,987	78,647
General and administrative expenses	124,965	100,374	415,932	345,993
Premium tax expenses	43,956	35,197	154,589	139,775
Depreciation and amortization	12,103	12,470	50,690	45,704
Total operating costs and expenses	1,257,936	1,047,320	4,625,192	3,980,976
Impairment of goodwill and intangible assets	64,575	—	64,575	—
Operating (loss) income	(16,103)	33,432	80,173	105,001
Interest expense	3,853	3,453	15,519	15,509
(Loss) income before income taxes	(19,956)	29,979	64,654	89,492
Provision for income taxes	13,004	12,351	43,836	34,522
Net (loss) income	$(32,960)	$17,628	$20,818	$54,970

Net (loss) income per share(1):
Basic	$(0.72)	$0.39	$0.45	$1.34
Diluted	$(0.72)	$0.39	$0.45	$1.32
Weighted average shares outstanding(1):
Basic	45,702	45,351	45,756	41,174
Diluted	46,309	45,743	46,425	41,631

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	80.6%	80.4%	81.7%	82.4%
Ratio of medical care costs not paid directly to providers to premium revenue	2.1%	2.3%	2.2%	2.1%
Medical care ratio(2)	82.7%	82.7%	83.9%	84.5%
General and administrative expense ratio(3)	9.6%	9.3%	8.7%	8.5%
Premium tax ratio(2)	3.5%	3.4%	3.4%	3.5%
Effective tax rate	(65.2%)	41.2%	67.8%	38.6%

(1)	All applicable share and per-share amounts reflect the retroactive effects of the three-for-two common stock split in the form of a stock dividend that was effective May 20, 2011.
(2)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(3)	Computed as a percentage of total revenue.

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$493,827	$455,886
Investments	336,916	295,375
Receivables	167,898	168,190
Income tax refundable	11,679	—
Deferred income taxes	18,327	15,716
Prepaid expenses and other current assets	19,435	25,050
Total current assets	1,048,082	960,217
Property, equipment, and capitalized software, net	190,934	100,537
Deferred contract costs	54,582	28,444
Intangible assets, net	101,796	105,500
Goodwill and indefinite-lived intangible assets	153,954	212,228
Auction rate securities	16,134	20,449
Restricted investments	46,164	42,100
Receivable for ceded life and annuity contracts	23,401	24,649
Other assets	17,099	15,090
	$1,652,146	$1,509,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$402,476	$354,356
Accounts payable and accrued liabilities	147,214	137,930
Deferred revenue	50,947	60,086
Income taxes payable	—	13,176
Current maturities of long-term debt	1,197	—
Total current liabilities	601,834	565,548
Long-term debt	216,929	164,014
Deferred income taxes	33,127	16,235
Liability for ceded life and annuity contracts	23,401	24,649
Other long-term liabilities	21,782	19,711
Total liabilities	897,073	790,157
Stockholders’ equity(1):
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 45,815 shares at December 31, 2011 and 45,463 shares at December 31, 2010	46	45
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	266,022	251,612
Accumulated other comprehensive loss	(1,405)	(2,192)
Retained earnings	490,410	469,592
Total stockholders’ equity	755,073	719,057
	$1,652,146	$1,509,214

(1)	All applicable share and per-share amounts reflect the retroactive effects of the three-for-two common stock split in the form of a stock dividend that was effective May 20, 2011.

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating activities:
Net (loss) income	$(32,960)	$17,628	$20,818	$54,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,969	20,280	74,383	60,765
Deferred income taxes	5,767	(8,555)	13,836	(4,092)
Stock-based compensation	4,329	2,263	17,052	9,531
Non-cash interest on convertible senior notes	1,417	1,314	5,512	5,114
Impairment of goodwill and intangible assets	64,575	―	64,575	―
Amortization of premium/discount on investments	1,942	1,006	7,242	2,029
Amortization of deferred financing costs	367	502	2,818	1,780
Gain on acquisition	(1,676)	―	(1,676)	―
Unrealized gain on trading securities	―	―	―	(4,170)
Loss on rights agreement	―	―	―	3,807
Tax deficiency from employee stock compensation	(67)	(292)	(714)	(968)
Changes in operating assets and liabilities:
Receivables	12,141	57,357	352	(7,539)
Prepaid expenses and other current assets	5,127	(3,727)	3,308	(12,034)
Medical claims and benefits payable	41,421	416	48,120	34,363
Accounts payable and accrued liabilities	2,532	25,351	2,778	40,482
Deferred revenue	(50,754)	22,438	(8,154)	(41,899)
Income taxes	(5,898)	15,931	(24,855)	19,258
Net cash provided by operating activities	70,232	151,912	225,395	161,397

Investing activities:
Purchases of equipment	(14,660)	(16,620)	(60,581)	(48,538)
Purchases of investments	(87,759)	(140,222)	(345,968)	(302,842)
Sales and maturities of investments	76,254	38,907	302,667	223,077
Net cash paid in business combinations	(81,000)	(3,512)	(84,253)	(130,743)
Increase in deferred contract costs	(10,065)	(8,703)	(42,830)	(29,319)
Increase in restricted investments	4,330	2,947	(4,064)	(5,566)
Change in other noncurrent assets and liabilities	(1,365)	2,768	(1,898)	5,108
Net cash used in investing activities	(114,265)	(124,435)	(236,927)	(288,823)

Financing activities:
Amount borrowed under term loan	48,600	―	48,600	―
Amount borrowed under credit facility	―	―	―	105,000
Proceeds from common stock offering, net of issuance costs	―	(115)	―	111,131
Repayment of amount borrowed under credit facility	―	―	―	(105,000)
Treasury stock purchases	―	―	(7,000)	―
Credit facility fees paid	―	―	(1,125)	(1,671)
Proceeds from employee stock plans	1,707	2,194	7,347	4,056
Excess tax benefits from employee stock compensation	61	(125)	1,651	295
Net cash provided by financing activities	50,368	1,954	49,473	113,811
Net increase (decrease) in cash and cash equivalents	6,335	29,431	37,941	(13,615)
Cash and cash equivalents at beginning of period	487,492	426,455	455,886	469,501
Cash and cash equivalents at end of period	$493,827	$455,886	$493,827	$455,886

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA
(Dollar amounts in thousands)

Depreciation and amortization related to our Health Plans segment is all recorded in “Depreciation and Amortization” in the consolidated statements of operations.  Amortization related to our Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of operations as follows:

●	Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and Amortization;”
●	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service Revenue;” and
●	Amortization of capitalized software is recorded within the heading “Cost of Service Revenue.”

The following table presents all depreciation and amortization recorded in our consolidated statements of operations, regardless of whether the item appears as depreciation and amortization, a reduction of service revenue, or as cost of service revenue.

	Three Months Ended December 31,
	2011		2010
	Amount	% of Total Revenue	Amount	% of Total Revenue
Depreciation and amortization of capitalized software	$8,005	0.6%	$7,266	0.7%
Amortization of intangible assets	4,098	0.3	5,204	0.5
Depreciation and amortization reported as such in the consolidated statements of income	12,103	0.9	12,470	1.2
Amortization recorded as reduction of service revenue	1,545	0.1	4,070	0.4
Amortization of capitalized software recorded as cost of service revenue	8,321	0.6	3,740	0.3
Total	$21,969	1.6%	$20,280	1.9%

	Year Ended December 31,
	2011		2010
	Amount	% of Total Revenue	Amount	% of Total Revenue
Depreciation and amortization of capitalized software	$30,864	0.7%	$27,230	0.7%
Amortization of intangible assets	19,826	0.4	18,474	0.4
Depreciation and amortization reported as such in the consolidated statements of income
	50,690	1.1	45,704	1.1
Amortization recorded as reduction of service revenue	6,822	0.1	8,316	0.2
Amortization of capitalized software recorded as cost of service revenue	16,871	0.4	6,745	0.2
Total	$74,383	1.6%	$60,765	1.5%

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

	As of December 31,
	2011	2010	2009
Total Ending Membership by Health Plan:
California	355,000	344,000	351,000
Florida	69,000	61,000	50,000
Michigan	222,000	227,000	223,000
Missouri	79,000	81,000	78,000
New Mexico	88,000	91,000	94,000
Ohio	248,000	245,000	216,000
Texas	155,000	94,000	40,000
Utah	84,000	79,000	69,000
Washington	355,000	355,000	334,000
Wisconsin(1)	42,000	36,000	―
Total	1,697,000	1,613,000	1,455,000

Total Ending Membership by State for Molina’s Medicare Advantage Plans(1):
California	6,900	4,900	2,100
Florida	800	500	―
Michigan	8,200	6,300	3,300
New Mexico	800	600	400
Ohio	200	―	―
Texas	700	700	500
Utah	8,400	8,900	4,000
Washington	5,000	2,600	1,300
Total	31,000	24,500	11,600

Total Ending Membership by State for Molina’s Aged, Blind or Disabled Population:
California	31,500	13,900	13,900
Florida	10,400	10,000	8,800
Michigan	37,500	31,700	32,200
New Mexico	5,600	5,700	5,700
Ohio	29,100	28,200	22,600
Texas	63,700	19,000	17,600
Utah	8,500	8,000	7,500
Washington	4,800	4,000	3,200
Wisconsin(1)	1,700	1,700	―
Total	192,800	122,200	111,500

(1)
We acquired the Wisconsin health plan on September 1, 2010.  As of December 31, 2011, the Wisconsin health plan had approximately 2,000 Medicare Advantage members covered under a reinsurance contract with a third party; these members are not included in the membership tables herein.

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands, except per-member-per-month amounts)

	Three Months Ended December 31, 2011
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,057	$156,215	$147.81	$133,575	$126.39	85.5%	$2,562
Florida	200	53,384	266.23	45,486	226.84	85.2	7
Michigan	658	166,156	252.58	137,827	209.52	83.0	9,515
Missouri	237	59,596	251.32	47,697	201.14	80.0	―
New Mexico	266	99,509	374.30	71,679	269.61	72.0	2,813
Ohio	748	295,067	394.25	233,733	312.30	79.2	23,048
Texas	462	118,508	256.74	110,667	239.76	93.4	2,101
Utah	249	72,085	289.39	56,908	228.46	78.9	―
Washington	1,067	214,325	200.83	174,744	163.74	81.5	3,766
Wisconsin	124	18,070	145.93	16,896	136.45	93.5	―
Other(2)	―	2,054	―	8,733	―	―	144
	5,068	$1,254,969	$247.61	$1,037,945	$204.79	82.7%	$43,956

	Three Months Ended December 31, 2010
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,039	$130,060	$125.18	$106,452	$102.46	81.9%	$1,759
Florida	181	46,648	257.35	46,760	257.96	100.2	3
Michigan	679	161,411	237.66	132,146	194.57	81.9	9,882
Missouri	242	53,978	223.40	44,525	184.28	82.5	―
New Mexico	270	85,635	316.84	70,287	260.05	82.1	2,139
Ohio	734	218,641	297.78	162,851	221.80	74.5	17,107
Texas	282	57,835	205.13	48,121	170.68	83.2	1,004
Utah	236	67,036	284.00	55,760	236.23	83.2	―
Washington	1,061	196,013	184.78	163,008	153.67	83.2	3,235
Wisconsin	106	23,723	224.90	21,420	203.07	90.3	―
Other(2)	―	1,909	―	11,161	―	―	68
	4,830	$1,042,889	$215.93	$862,491	$178.58	82.7%	$35,197

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	“Other” medical care costs also include medically related administrative costs of the parent company.

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands, except per-member-per-month amounts)

	Year Ended December 31, 2011
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	4,190	$575,176	$137.27	$493,419	$117.75	85.8%	$7,499
Florida	788	203,945	258.70	187,358	237.66	91.9	41
Michigan	2,660	662,127	248.91	537,779	202.16	81.2	38,733
Missouri	959	229,584	239.38	195,832	204.19	85.3	―
New Mexico	1,074	345,732	321.94	277,338	258.25	80.2	9,285
Ohio	2,966	988,896	333.40	766,949	258.57	77.6	76,677
Texas	1,616	409,295	253.40	382,390	236.74	93.4	7,117
Utah	972	287,290	295.51	224,513	230.94	78.1	―
Washington	4,171	823,323	197.42	690,513	165.57	83.9	14,865
Wisconsin(2)	488	69,596	142.56	64,346	131.81	92.5	44
Other(3)	―	8,443	―	39,557	―	―	328
	19,884	$4,603,407	$231.51	$3,859,994	$194.13	83.9%	$154,589

	Year Ended December 31, 2010
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	4,197	$506,871	$120.77	$423,021	$100.79	83.5%	$6,912
Florida	664	170,683	256.87	162,839	245.07	95.4	1
Michigan	2,708	630,134	232.66	527,596	194.80	83.7	39,187
Missouri	946	210,852	222.98	180,291	190.66	85.5	―
New Mexico	1,104	366,784	332.02	295,633	267.61	80.6	9,300
Ohio	2,817	860,324	305.42	680,802	241.69	79.1	67,358
Texas	708	188,716	266.72	162,714	229.97	86.2	3,251
Utah	921	258,076	280.27	235,576	255.84	91.3	―
Washington	4,141	758,849	183.27	636,617	153.75	83.9	13,513
Wisconsin(2)	134	30,033	224.75	27,574	206.35	91.8	―
Other(3)	―	8,587	―	38,194	―	―	253
	18,340	$3,989,909	$217.56	$3,370,857	$183.80	84.5%	$139,775

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	We acquired the Wisconsin health plan on September 1, 2010.
(3)	“Other” medical care costs also include medically related administrative costs of the parent company.

MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands, except per-member-per-month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended December 31,
	2011			2010
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$713,879	$140.85	68.8%	$597,183	$123.64	69.2%
Capitation	134,880	26.61	13.0	145,166	30.06	16.8
Pharmacy	149,370	29.47	14.4	84,645	17.53	9.8
Other	39,816	7.86	3.8	35,497	7.35	4.2
Total	$1,037,945	$204.79	100.0%	$862,491	$178.58	100.0%

	Year Ended December 31,
	2011			2010
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$2,764,309	$139.02	71.6%	$2,360,858	$128.73	70.0%
Capitation	518,835	26.09	13.4	555,487	30.29	16.5
Pharmacy	418,007	21.02	10.8	325,935	17.77	9.7
Other	158,843	8.00	4.2	128,577	7.01	3.8
Total	$3,859,994	$194.13	100.0%	$3,370,857	$183.80	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
Fee-for-service claims incurred but not paid (IBNP)	$301,020	$283,160	$275,259
Capitation payable	53,532	49,259	49,598
Pharmacy	26,178	16,615	14,649
Other	21,746	12,021	14,850
	$402,476	$361,055	$354,356

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MOH Reports Fourth Quarter and Year-End 2011 Results

February 23, 2012

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior year” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeding the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Year Ended December 31,
	2011	2010
Balances at beginning of period	$354,356	$315,316
Balance of acquired subsidiary	―	3,228
Components of medical care costs related to:
Current year	3,911,803	3,420,235
Prior year	(51,809)	(49,378)
Total medical care costs	3,859,994	3,370,857
Payments for medical care costs related to:
Current year	3,516,994	3,085,388
Prior year	294,880	249,657
Total paid	3,811,874	3,335,045
Balances at end of year	$402,476	$354,356

Benefit from prior years as a percentage of:
Balance at beginning of year	14.6%	15.7%
Premium revenue	1.1%	1.2%
Total medical care costs	1.3%	1.5%

Claims Data(1):
Days in claims payable, fee for service	40	42
Number of members at end of period	1,697,000	1,613,000
Number of claims in inventory at end of period	111,100	143,600
Billed charges of claims in inventory at end of period	$207,600	$218,900
Claims in inventory per member at end of period	0.07	0.09
Billed charges of claims in inventory per member end of period	$122.33	$135.71
Number of claims received during the period	17,207,500	14,554,800
Billed charges of claims received during the period	$14,306,500	$11,686,100

(1)	“Claims Data” for the year ended December 31, 2010, does not include our Wisconsin health plan acquired September 1, 2010.

-END-